EXHIBIT 99.1

AES ANNOUNCES PROPOSED REFINANCING TRANSACTION INCLUDING A
TENDER OFFER FOR CERTAIN NOTES, A PRIVATE PLACEMENT OF
SECURITIES AND A PARTIAL PAYDOWN OF ITS BANK FACILITY

ARLINGTON, VA, April 4, 2003 — The AES Corporation (NYSE:AES) announced today that it intends to launch a refinancing transaction that will include an estimated $1 billion offering of new second priority senior secured notes which will fund a cash tender offer to acquire a portion of certain of its outstanding senior and subordinated notes and an amendment and partial paydown in the amount of $475 million of outstanding borrowings under its senior bank facility.

Tender Offer

The tender offer relates to AES’s 8.00% Senior Notes, Series A, Due 2008, 8.75% Senior Notes, Series G, Due 2008, 9.50% Senior Notes, Series B, Due 2009, 9.375% Senior Notes, Series C, Due 2010, 8.875% Senior Notes, Series E, Due 2011, 10.25% Senior Subordinated Notes Due 2006, 8.375% Senior Subordinated Notes Due 2007, 8.50% Senior Subordinated Notes Due 2007 and 8.875% Senior Subordinated Notes Due 2027 (collectively the “Notes”). The following table shows the principal amount of each series of Notes that AES is seeking to purchase, the tender offer consideration that AES will pay, the early tender premium (which AES is offering to holders that validly tender their Notes (which are accepted for purchase by AES) by 5:00 p.m. New York City time on Monday, April 21, 2003) and the total consideration. Tenders of Notes may not be withdrawn after Monday April 21, 2003 except under limited circumstances. AES may increase the principal amount of Notes that it is seeking to purchase depending on the amount of proceeds that it receives from the proposed private placement, provided that the aggregate principal amount of the Notes purchased will not exceed $1.3 billion. The tender offer will expire at 5:00 p.m. New York City time on Friday, May 2, 2003 unless extended or earlier terminated. Holders, whose Notes are validly tendered and accepted for purchase, will be paid the applicable total consideration or tender offer consideration, as the case may be, plus accrued and unpaid interest to, but not including, the settlement date.

The Notes	Principal Amount Outstanding	Principal Purchase Amount	Tender Offer Consideration[1]	Early Tender Premium[2]	Total Consideration[2]
8.00% Senior Notes, Series
A, Due 2008	$199,022,000	$20,000,000	$830.00	$20.00	$850.00
8.75% Senior Notes, Series
G, Due 2008	$400,000,000	$40,000,000	$890.00	$20.00	$910.00
9.50% Senior Notes, Series
B, Due 2009	$750,000,000	$75,000,000	$900.00	$20.00	$920.00
9.375% Senior Notes, Series
C, Due 2010	$850,000,000	$86,000,000	$900.00	$20.00	$920.00
8.875% Senior Notes, Series
E, Due 2011	$536,690,000	$54,000,000	$870.00	$20.00	$890.00
10.25% Senior Subordinated
Notes Due 2006	$217,050,000	$55,000,000	$860.00	$20.00	$880.00
8.375% Senior Subordinated
Notes Due 2007	$303,290,000	$77,000,000	$790.00	$20.00	$810.00
8.50% Senior Subordinated
Notes Due 2007	$338,165,000	$86,000,000	$790.00	$20.00	$810.00
8.875% Senior Subordinated
Notes Due 2027	$125,000,000	$32,000,000	$650.00	$20.00	$670.00

AES’s obligation to accept Notes tendered and pay the tender offer consideration and any early tender premium is subject to a number of conditions which are set forth in the Offer to Purchase and Letter of Transmittal for the tender offer. The conditions include (1) the completion of the proposed private placement and (2) the effectiveness of the amendment to AES’ senior credit facility.

Salomon Smith Barney and UBS Warburg LLC are the joint dealer managers for the tender offer. Questions concerning the terms of the tender offers should be directed to Salomon Smith Barney at 390 Greenwich Street, 4th Floor, New York, New York 10013, Attn: Liability Management Group, telephone: 1-800 558-3745 or UBS Warburg at 677 Washington Boulevard, Stamford, Connecticut 06901, Attn: Liability Management Group, telephone: 1-888-722-9555, ext. 8035. Wells Fargo Bank Minnesota, National Association is the depositary and information agent in connection with the tender offer. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the information agent at 1-800-344-5128.

          1 Per $1,000 principal amount of Notes that is accepted for purchase by AES.

          2 Per $1,000 principal amount of Notes that is validly tendered by 5:00 pm, New York City time on Monday, April 21st, 2003 and is accepted for purchase by AES.

Bank Facility Amendment

In conjunction with the refinancing transaction, AES is seeking an amendment to certain provisions of its senior secured credit facility to permit the proposed private placement and the tender offer and to make certain other changes. In connection with the refinancing and the amendment, and subject to consummation of the proposed private placement, AES will repay $475 million of borrowings under the senior secured credit facility.

Private Placement

AES intends to launch a private placement of approximately $1 billion principal amount of second priority senior secured notes which will be secured by second priority liens on (1) the capital stock of certain subsidiaries of AES and (2) certain intercompany receivables, certain intercompany notes and intercompany tax sharing agreements owed to AES by its subsidiaries. The collateral also secures, among other things, AES’s senior secured credit facility.

The second priority senior secured notes will not be registered under the Securities Act of 1933, or any state securities laws. Therefore, the second priority senior secured notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy the second priority senior secured notes.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain “forward-looking statements” regarding The AES Corporation’s business. These statements are not historical facts, but statements that involve risks and uncertainties. Actual results could differ materially from those projected in these forward-looking statements. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.

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